Exhibit 10.13

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of January 24, 2001 by and between CHART INDUSTRIES, INC., a Delaware corporation ("Company"), and JAMES R. SADOWSKI ("Executive").

WITNESSETH:

        WHEREAS, Executive has been an Officer of the Company and has valuable knowledge and experience pertaining to the business of the Company, and the parties desire to arrange for the continuation of his services to the Company;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

        1.    Previous Employment Agreement. This Agreement supersedes and replaces that certain Employment Agreement, dated November 30, 1995, between the Company and Executive.

        2.    Employment. Commencing as of the date hereof and continuing through January 10, 2006 (the "Employment Period"), the Company hereby employs Executive as President and Chief Operating Officer of the Company with responsibility for the performance of such executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Chief Executive Officer and the Board of Directors of the Company; provided, however, that such services and duties also shall be reasonably consistent with the services and duties performed by Executive for the Company immediately prior to the Employment Period. Executive hereby accepts such employment and agrees that he will devote his full time and undivided efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability.

        3.    (a)    Salary. As compensation for his services during the Employment Period, Executive shall receive a 2000 base salary at the rate of Two Hundred Sixty-Three Thousand Dollars ($263,000) per year (the "Base Salary Amount"). Executive's salary shall be reviewed on an annual basis by the Board of Directors of the Company or any duly authorized Committee thereof. Executive's salary shall be subject to being adjusted based upon such annual review, although any such adjustment shall be at the sole discretion of the Board of Directors or any duly authorized Committee thereof. Notwithstanding the foregoing, in no event shall Executive's salary be adjusted below the Base Salary Amount. Such salary shall be payable in bi-weekly installments or otherwise in accordance with the normal policies of the Company for payment of corporate officers. In the event Executive's employment with the Company is terminated by the Company with "good cause," by Executive on a voluntary basis, or by reason of the death or disability of Executive, prior to expiration of the Employment Period, such salary shall only be payable for the remainder of the month in which such termination occurs and thereafter such salary shall end and cease to be payable, subject, however, to the requirement that Executive shall be entitled to receive any benefits provided for in Section 3(b) hereof which have accrued up to the date on which such termination occurs.

        (b)    Benefits. During the Employment Period Executive shall be entitled to participate in any employee benefits plans which are maintained or established by the Company for its corporate officers, subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor, including but not limited to: (i) the Management Incentive Compensation Plan or any other successor plan (the "Incentive Plan"); (ii) the Company's Key Employees Stock Option Plan or any successor plan (the "Option Plan"); (iii) medical, dental and vision insurance coverage; (iv) life insurance coverage; (v) 401(k) Retirement Plan (which includes a savings plan component and a profit-sharing pension component); (vi) four (4) weeks of paid vacation to be taken at such time or times as are chosen by Executive; and (vii) the use of a leased automobile during Executive's employment comparable to his presently-leased automobile. On an annual basis, the Board of Directors of the Company or any duly authorized Committee thereof shall review Executive's level of participation in the Company's Option Plan and, based upon such review, may in its sole discretion grant Executive additional options to purchase Common Stock of the Company.

        (c)    Severance. In the event that prior to expiration of the Employment Period (i) Executive is discharged without "good cause," (ii) Executive is assigned to perform services and duties inconsistent with the provisions of Section 2 hereof and Executive terminates employment with the Company as a result thereof, or (iii) there are "other material changes" relating to Executive's employment (each of the events set forth in (i), (ii) and (iii) above referred to as a "Triggering Event") and Executive terminates employment with the Company as a result thereof, the Company shall pay the following amounts to the Executive within thirty (30) days after the Triggering Event, subject to all applicable withholding taxes: (i) an amount equal to one year's salary (at the rate prevailing immediately prior to the Triggering Event) (the "Salary Payment") and (ii) an amount equal to the bonus payment Executive received under the Company's Incentive Plan for the immediately preceding year (the "Bonus Payment"). Upon payment of the Salary Payment such salary shall end and cease to be payable. In addition, for a one-year period following the Triggering Event, Executive shall be eligible to participate in the employee benefits plans referred to in Subsections 3(b) (iii) and (iv) as if he were still employed by the Company, to the extent and at the level of Executive's participation thereunder immediately prior to the Triggering Event. All Company contributions or payments under any such employee benefits plans shall be subject to Executive's fulfillment of his contribution requirements thereunder, and Company provision of the benefits listed in Subsections 3(b) (iii) and (iv) shall cease if Executive obtains such coverage, if any, from another employer during such one-year period after termination of Executive's employment with the Company. If there is a "change in control" of the Company and Executive terminates employment with the Company as a result thereof, Executive will be entitled to such payments and benefits as he would have been entitled upon the occurrence of a Triggering Event; provided, however, that in lieu of the Salary Payment, Executive shall receive an amount equal to twice the Salary Payment, and in lieu of the Bonus Payment, Executive shall receive an amount equal to twice the Bonus Payment.

        (d)    The term "good cause" shall mean a determination by the Board of Directors (without the participation of the Executive) of the Company pursuant to the proper exercise of business judgment, that any one of the following events has occurred:

i)	the Executive has been indicted by a state or federal grand jury of committing a felony;

ii)	the Board receives proof satisfactory to it of the commission by Executive of theft or embezzlement from the Company, or any other crime against the Company;

iii)

Executive, for himself or any other person, firm, corporation or other entity, (x) solicits business from customers of the Company, (y) diverts or attempts to divert any business from the Company, or otherwise interferes with the business or employment relationship between the Company or any customer, employee or sales representative thereof, or (z) discloses or furnishes to any competitor or any person, firm, corporation or other entity, or uses on his own behalf, any confidential or secret information or data of or relating to the Company; or

iv)	Executive's failure, refusal or inability to perform his services and duties to the Company as set forth in Section 1 of this Agreement, any act of gross negligence, corporate waste, disloyalty, or unfaithfulness to the Company which adversely affects the business of the Company, any material breach of this Agreement, or any other act or course of conduct which could reasonably be expected to have an adverse affect on the business of the Company such as, by way of example only, intentionally causing the Company to violate federal, state or local environmental, labor, antitrust, or other similar laws, or sexual or other illegal harassment of employees.

        (e)    The term "change in control" shall mean the following:

i)

the purchase of at least 50.1% of the Company's common stock (which includes any securities convertible into such common stock) pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company);

ii)	the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;

iii)	the date of the approval by stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

iv)	the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company.

        (f)    The term "other material changes" shall mean:

i)	with respect to the Incentive Plan for calendar year 2001 and beyond:

	A)	any change in the manner in which the annual bonus under such Plan is determined such that (a) the potential aggregate total bonus payments to all corporate officers participating in the Plan would be less than 3 percent of Company's net income or (b) a potential bonus payment to the Executive under the Plan would be less than 100 percent of the Executive's Base Salary Amount; or

	B)	in any year, the Executive's payment under such Plan is less than 50 percent of the total aggregate amount paid to all corporate officers participating in the Plan, not including the Chief Executive Officer (ie, any payment to the Chief Executive Officer under the Plan will not be included in the aggregate total amount paid to corporate officers for purposes of this provision); or

ii)	relocation of Executive's principal executive office beyond 25 miles from Executive's present residence in Chagrin Falls, Ohio without Executive's consent.

        4.    Expenses.    The Company shall reimburse Executive for reasonable expenses incurred by him on behalf of the Company in the performance of his duties during the Employment Period. Executive shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Internal Revenue Code and regulations thereunder in connection with the proper deduction of such expenses.

        5.    Legal Fees.    In the event Executive is required to enforce any of his rights under this Agreement after a "change in control" of the Company, then the Company or any successor thereof shall reimburse Executive for all reasonable legal fees and expenses incurred by him to enforce such rights.

        6.    Termination.    This Agreement shall terminate and, except for the obligations of the Company set forth in Sections 3(a) and 3(c) hereof, which shall survive such termination, all rights and obligations of the Company and Executive hereunder shall be completely void upon the earliest to occur of the following:

(a)	expiration of the Employment Period;

(b)	voluntary termination by Executive of his employment with the Company, a right reserved to Executive hereunder;

(c)	discharge of Executive with or without "good cause";

(d)	the death of Executive; and

(e)	at the election of the Company, the disability of Executive, which, for purposes hereof, shall mean the inability of Executive for a continuous period of six (6) months to perform the essential functions of his position hereunder on an active full time basis, with or without reasonable accommodations, by reason of disability or impairment of health. A certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations for the Company as previously performed shall be conclusive of the fact that Executive is incapable of performing such reasonable services and is, or has been disabled for the purposes of this Agreement.

        7.    Severability. In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term has never been a part hereof.

        8.    Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Executive shall not assign this Agreement without the written consent of the Company, but this Agreement shall be binding upon Executive and his heirs, estate and personal representatives.

        9.    Notice. Any notice required to be given under the terms of this Agreement shall be in writing, and mailed to the recipient's last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

(i)	If to the Company, to:

Chart Industries, Inc.
5885 Landerbrook Drive
Suite 150
Cleveland, Ohio 44124
Attention: Arthur S. Holmes, Chairman

With a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: Thomas F. McKee

(ii)	If to Executive, to:

James R. Sadowski
65 Solether Lane
Chagrin Falls, Ohio 44022

        10.    Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. If may not be changed orally, but only by an agreement, in writing, signed by Executive and an officer of the Company specifically designated by the Board of Directors of the Company to execute such amendment. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time or from time to time to require performance of any of Executive's obligations under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

        11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHART INDUSTRIES, INC.

/s/ James R. Sadowski	By: /s/ Arthur S. Holmes
James R. Sadowski	Arthur S. Holmes,
("Executive")	Chairman and Chief Executive Officer